                                                                    Exhibit 99.1

MARCUM NATURAL GAS SERVICES, INC.
1675 BROADWAY, SUITE 2150
DENVER, COLORADO  80202
(303) 593-5555
(FAX):  (303) 592-5556

                                 March 25, 1999





Kenneth B. Funsten, CFA
President & Portfolio Manager
Funsten Asset Management Company, General Partner
Famco Value Income Partners, L.P.
121 Outrigger Mall
Marina Del Rey, California  90292


Dear  Ken:

         I received your letter dated March 15, 1999 requesting that Marcum Natural Gas Services, Inc. include a Proposal regarding the termination of Marcum's Stockholder Rights Plan in Marcum's 1999 proxy materials. However, the deadline for inclusion of stockholder proposals in Marcum's 1999 proxy materials, which is established by Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, was January 8, 1999, as disclosed in Marcum's 1998 Proxy Statement. Accordingly, your Proposal is not eligible for inclusion and will not be included in Marcum's 1999 Proxy Statement. In addition, if you properly bring your Proposal before this year's Annual Meeting of Stockholders, then the persons named as proxy holders will vote against your Proposal. Contrary to your assertion, neither I nor any other officer of Marcum gave you any assurances that your proposal would be included in this year's Proxy Statement. In fact, you did not discuss your Proposal with the Board of Directors or me or, to my knowledge, any other officer before sending your letter.

         As to the substance of your Proposal, the Board of Directors believes that terminating our Rights Plan (or redeeming the rights issued thereunder) would not serve the best interests of Marcum and its stockholders. To the contrary, the Board of Directors strongly believes that the Rights Plan protects the interests of Marcum and all its stockholders by providing a valuable and necessary means for protecting all stockholders against acquisition offers, the Board believes to be inadequate, coercive or otherwise unfair. The Rights Plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire Marcum at a fair price. Rather, the primary purpose of the Rights Plan is to help the Board of Directors maximize stockholder value in the event of a takeover attempt by encouraging negotiations with the Board and by giving the Board the opportunity to explore better alternatives.

         The Rights Plan is a fundamental negotiating tool that inhibits abusive conduct and is designed to protect against practices that do not treat all stockholders equally and positions the Board to negotiate the best price for stockholders when the sale of Marcum is in the best interests of the stockholders. The Rights Plan protects shareholders against coercive and unfair takeover tactics, such as partial or two-tier offers that may pressure stockholders to sell their shares for less than full value, and prevents creeping tender offers that would allow an acquirer to obtain control without paying a premium or making an offer to all stockholders. Of course, the Board can redeem the rights when appropriate and, in deciding whether to do so in connection with any unsolicited offer, the Board will be bound by its fiduciary obligations to act in the best interests of Marcum and its stockholders. Accordingly, the Rights Plan will not interfere with any merger or business combination that is approved by the Board of Directors.

         In adopting the Rights Plan, the Board in its fiduciary role carefully considered the adoption of the Rights Plan and determined it to be the best available means of protecting the full value of the investment of Marcum's stockholders, while not preventing a fair acquisition offer for Marcum. The Board did not adopt the Rights Plan in response to any specific takeover threat. Over 2,000 other public companies have adopted similar stockholder rights plans.

         The Rights Plan does not weaken the financial strength of Marcum or interfere with its business plans. The issuance of the rights themselves had no dilutive effect, did not affect reported per share data, was not taxable to Marcum or its stockholders, and does not affect the way in which Marcum's shares are traded. The Board of Directors believes that the Rights Plan represents a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

         The Board strongly believes that the Rights Plan is essential if the Board is to fulfill its fiduciary duty to act in the best interest of all of Marcum's stockholders. The Board believes that its ability to negotiate effectively with a potential acquirer on behalf of all stockholders is significantly greater than that of the stockholders individually. The Board further believes it is in the best position to evaluate the adequacy of any potential offer, to develop and implement superior alternatives in a takeover bid and to protect stockholders against potential abuses during a takeover bid. Without the Rights Plan, Marcum could find itself negotiating with a potential acquirer from a weakened posture, unable to obtain a transaction which maximizes value for stockholders and unable to protect the stockholders from unfair bids. The Rights Plan is designed to ensure that, if there is a sale of Marcum, the Board will have the opportunity to effect a transaction on the optimal terms. If the Board determines that the unsolicited offer is fair, on terms that reflect full value and are otherwise in the best interests of its stockholders, the Board can redeem the rights issued to stockholders pursuant to the provisions of the Rights Agreement and permit the offer to proceed.

         Studies show that companies with stockholder rights plans similar to Marcum's Rights Plan receive higher takeover premiums than those without such plans. These studies also conclude that rights plans do not decrease the likelihood that takeover bids will be made or completed for companies which implemented such plans. For example, a study by J. P. Morgan Securities, Inc. of 438 acquisition transactions concluded that the median acquisition premium (the price paid over the stock price five days before the offer closed) was 12.2% higher when the acquired company had a stockholder rights plan in place. According to J.P. Morgan, the difference in premiums was significant whether or not the transactions were hostile or friendly, and whether the financing was all stock, all cash or a combination of stock and cash. A November 1997 study by Georgeson & Company, Inc., a leading proxy solicitation and investor relations firm, after extensive analysis of takeover transactions, found that stockholders of companies with rights plans received $13 billion in additional takeover premiums during the five year period from 1992-1996 and that stockholders of companies without rights plans gave up $14.5 billion in potential value. The Georgeson study also found that premiums paid to acquire target companies with rights plans were an average 8% higher than premiums paid for target companies that did not have rights plans; that the presence of a rights plans at a target company did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid; and that the rights plans did not reduce the likelihood that a company would become a takeover target: the takeover rate was similar for companies with and without rights plans. These and other empirical studies demonstrate that stockholder rights plans actually increase value to stockholders rather than decrease value, as you have asserted.

         Under Delaware corporate law, the adoption and maintenance of the Rights Plan is part of the responsibility of the Board in managing the business and affairs of Marcum and thus a matter within the scope of the authority of the Board of Directors. Terminating the Rights Plan would adversely affect the ability of the Board to fulfill its fundamental duties under Delaware law. The Board recognizes its obligations to fulfill its fiduciary duties and exercise its business judgment in deciding whether to redeem the rights in the face of a specific offer. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders.

         For all of the above reasons, the Board of Directors and management strongly believe that your Proposal is neither in the best interests of Marcum and its stockholders nor a reflection of current stockholder concerns (other than your own).

         I also want to call your attention to a few of the inaccuracies contained in your letter and added in the Stockholder Statement of Support. At the time Marcum announced its Stock Repurchase Plan, the 1998 Employee Stock Purchase Plan had previously been discontinued. Also, the Board did not amend the Rights Plan to "exclude" American Meter and its affiliates from the Rights Plan, but rather to include a tight limitation on additional stock accumulations by American Meter and its affiliates. In fact, the American Meter transaction shows how well our Rights Plan works by allowing transactions that the Board deems to be in the best interests of Marcum and its stockholders to be achieved while maintaining the protections against transactions not in the best interests of Marcum and its stockholders.

         The 15% beneficial ownership level in the Rights Plan is consistent with most, and more favorable than many (which have 10% thresholds), stockholder rights plans of other public companies. The reason the Rights Plan has a lower threshold than the "change in control" provisions of other agreements is because the goal of the Rights Plan is to trigger the rights prior to, and thus if the Board deems appropriate prevent the occurrence of, a change in control. If the thresholds were the same, and only had effect after a change in control occurred, then the Rights Plan would be completely ineffective. To be viable, the Rights Plan must contain a trigger that precedes the change in control.

         The Board of Directors, which as you know is comprised of a majority of outside, independent members, has always in the past and will always in the future act in the best interests of Marcum and all its stockholders. We cannot and will not support any proposal, such as your Proposal, that impairs the ability of the Board so to act.

                                                   Sincerely,



                                                   W. Phillip Marcum